EXHIBIT 4.3

FORM OF

MAINBANCORP, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

DATE:

DIRECTOR/OPTIONEE:

NUMBER OF SHARES OF

COMMON STOCK SUBJECT

TO THIS AGREEMENT:

The Board of Directors of MainBancorp, Inc. (the “Company”) has granted to you, as of the date set forth above, an option (the “Option”) to purchase the number of shares of the Company’s Class A Common Stock, $.10 par value (“Common Stock”), set forth above. Such shares (as the same may be adjusted as described in Section 13 below) are herein referred to as the “Option Shares.” The Option shall constitute and be treated at all times by you and the Company as a “non-qualified stock option” for Federal income tax purposes and shall not constitute and shall not be treated as an “incentive stock option” as defined under Section 422(b) of the Internal Revenue Code of 1986 as amended (the “Code”). This Option is one of four options granted to the non-employee directors of the Bank (as defined below) and all such options shall constitute a “plan” under the Securities Act of 1933 and the Texas Securities Act. The terms and conditions of the Option are set out below.

1. Date of Grant. The Option is granted to you as of April 1, 1998.

2. Termination of Option. Your right to exercise the Option (and to purchase the Option Shares) shall expire and terminate in all events on the earlier to occur of (i) April 1, 2008, or (ii) the date provided in Section 11 below in the event you cease to serve as a director of Main Bank, National Association (the “Bank”), being the Company’s bank subsidiary.

3. Option Price. The purchase price to be paid upon the exercise of the Option will be $18.14 per share, subject to adjustment as provided in Section 13 hereof.

4. Vesting Provisions - Entitlement to Exercise the Option and Purchase Option Shares. The Option shall be vested with respect to twenty percent (20%) of the Option Shares (rounded to the nearest whole share) on each anniversary date of the grant date of this Option provided that you continue to be a member of the Bank’s board of directors on such anniversary date. If you continue to be a director of the Bank until April 1, 2003, the Option shall be fully vested and, subject to the further provisions of this agreement, fully exercisable. The Option shall not be exercisable as to any portion of the Option Shares as to which the Option has not been vested.

5. Additional Provisions Relating to Exercise.

(a) Once you become entitled (that is “vested”) to exercise the Option (and purchase Option Shares) as provided in Section 4 hereof, such right will continue until the date on which the Option expires and terminates pursuant to Section 2 hereof.

(b) The Board of Directors of the Company, in its sole discretion, may at any time accelerate the time at which the Option may be exercised by you with respect to any Option Shares.

6. Exercise of Option. To exercise the Option, you must deliver a completed copy of the attached Option Exercise Form to the principal address of the Company, specifying the number of whole Option Shares being purchased as a result of such exercise, together with payment of the full option price for the Option Shares being purchased. Payment of the option price must be made in cash or by check.

7. Transferability of Option. The Option may not be transferred by you (other than by will or the laws of descent and distribution) and may be exercised during your lifetime only by you.

8. Right and Option of Company to Repurchase Shares Upon Your Cessation of Services as Director.

(a) You hereby agree with the Company that, upon the cessation of your service as a director of the Bank or any of its subsidiaries at any time for any reason (including your resignation, removal, death or disability), the Company or its designee shall thereupon have the right and the option, but not the obligation, to purchase from you all, or any part of, the Option Shares held by you as of the date your right to exercise the Option shall have terminated, in accordance with Section 11(a) hereof. The purchase price to be paid by the Company or its designee to purchase Option Shares under this Section 8(a) shall be the fair market value, as determined in the best judgment of the Board of Directors of the Company (the “Fair Market Value”) of such Option Shares as of the date notice of election shall have been given by the Company or its designee pursuant to Section 8(c) hereof.

(b) Notwithstanding anything to the contrary contained in this Section 8(b), upon the election of the Company to purchase any of the Option Shares following the cessation of your service as a director of the Bank, the Company shall be obligated to purchase such Option Shares at the closing referred to in Section 8(c) hereof only to the extent that the aggregate repurchase for such Option Shares shall not cause the aggregate consideration for all repurchases by the Company of Common Stock to exceed the amount permitted under the Company’s lending arrangements or other restrictive agreements applicable to the Company. The closing of the purchase of any such shares of Common Stock the consideration for which exceeds the limit set forth in the immediately preceding sentence shall take place within 30 days after repurchase again is permitted.

(c) The Company or its designee may exercise the right and option contained in Section 8(a) hereof by giving you (or, in the case of your death, your legal representative) a written notice of election to purchase at any time within 90 days after the date your right to exercise the Option shall have terminated, in accordance with Section 11(a) hereof. Subject to the provisions of Section 8(b) hereof, the closing for the purchase by the Company or its designee of any such Option Shares pursuant to the provisions of this Section 8 will take place at the offices of the Company on the date specified in such written notice, which date shall be a business day not later than 60 days after the date such notice is given. At such closing, you will deliver such Option Shares, duly endorsed for transfer, against payment of the purchase price therefor. Such purchase price shall be payable to you by check payable to your order. To the extent the Company or its designee chooses not to exercise such rights and options under this Section 8 to repurchase any Option Shares, all such Option Shares shall thereafter cease to be subject to the provisions of this Section 8.

9. Bring Along.

(a) Until the date of the closing of an initial public offering of equity securities of the Company pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (a “Public Offering”), in the event that the Company shall receive written notification from the holders of 66 and 2/3% of the issued and outstanding shares of capital stock of the Company, calculated on a fully diluted basis, of a bona fide purchase offer or of the terms of a potential bona fide purchase offer to such stockholders for the shares of Common Stock of the Company held by them (such offers being hereinafter referred to as a “Purchase Offer”), then, at the request of such stockholders, you will be obligated to sell all of the Option Shares held by you on the same terms and conditions under which the selling stockholders will sell their respective shares of Common Stock of the Company.

(b) Upon receiving a notice of Purchase Offer from the Company you shall deliver to the Company, as your agent, for transfer to the offeror one or more certificates, properly endorsed for transfer, which represent all of the Option Shares held by you.

(c) The stock certificate or certificates delivered by you to the Company pursuant to paragraph 9(b) shall be transferred by the Company to the offeror in consummation of the sale of the shares of Common Stock of the Company pursuant to the terms and conditions specified in paragraph 9(a) and the Company shall promptly thereafter remit to you that portion of the sale proceeds to which you are entitled by reason of your participation in such sale.

10. Transfer Restrictions on Option Shares. Until the date of the closing of a Public Offering, you hereby agree with the Company not to sell, assign, transfer, convey, pledge or otherwise dispose of any Option Shares held by you (or subject the same to any lien, encumbrance or other security interest), except by sale for cash to an unrelated third party as follows:

(a) You shall notify the Company in writing of the proposed sale, specifying the number of such Option Shares proposed to be sold by you, the name of the proposed purchaser or purchasers and the proposed cash purchase price per share (the “Purchase Price”). The number of such Option Shares so specified will be referred to as the “Offered Shares.”

(b) Thereupon, the Company shall have the right and option, for a period of 45 days after receipt of such written notice, to purchase all (but not less than all) of the Offered

Shares at the Purchase Price per share. The Company shall exercise such right and option to purchase such Offered Shares by mailing a written notice to you. The closing of any such purchase of such Offered Shares by the Company shall be held at the offices of the Company on the date specified in such notice of exercise, which date shall be a business day, not less than 10 nor more than 20 days after the date such notice is given by the Company to you. At such closing, you shall deliver the Offered Shares, duly endorsed for transfer, against payment of the Purchase Price per share. Payment of the Purchase Price per share shall be made by check to your order.

(c) If the Company shall not elect to purchase the Offered Shares as provided above in this Section 10, you shall be entitled, for a period of 90 days after the expiration of the 45-day period referred to in Section 10(b) above, to sell all (but not less than all) of the Offered Shares to the purchaser or purchasers specified in the original notice given by you to the Company, at the Purchase Price per share. Upon the consummation of any such sale, such Offered Shares shall thereafter no longer be subject to any provision of this Agreement, but if such sale shall not be completed as contemplated by this Section 10(c), such Offered Shares shall once again be subject to the provisions of this Section 10 as if such original notice had not been given by you.

11. Termination of Service as a Director of Bank.

(a) In the event that your service as a director of the Bank is terminated for any reason other than as a result of your death or disability, then the Option may only be exercised within three months after such termination, and only to the same extent that you were entitled to exercise the Option on the date your service as a director ended and had not previously done so.

(b) In the event that you cease to be a director of the Bank by reason of disability or incapacity, the Option may only be exercised within one year after the date you cease to be so engaged or employed, and only to the same extent that you were entitled to exercise the Option on the date your service as a director ended and had not previously done so.

(c) In the event that you die while serving as a director of the Bank, the Option may only be exercised within one year after your death. In such event, the Option may be exercised during such one-year period by the executor or administrator of your estate or by any person who shall have acquired the Option through bequest or inheritance, but only to the same extent that you were entitled to exercise the Option immediately prior to the time of your death and you had not previously done so.

(d) Notwithstanding anything to the contrary set forth or implied herein, in the event of a sale of the shares of Common Stock of the Company in accordance with Section 9 hereof, at the effective time of such sale your right to exercise the Option with respect to all or any portion of the Option Shares (including without limitation any Option Shares which you were entitled to purchase hereunder but had not previously purchased) shall thereupon terminate.

(e) Notwithstanding any provision contained in this Section 11 to the contrary, in no event may the Option be exercised to any extent by anyone after April 1, 2008.

12. Representations.

(a) You represent and warrant to the Company that, upon exercise of the Option, you will be acquiring the Option Shares for your own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and you understand that (i) neither the Option nor the Option Shares have been registered with the Securities and Exchange Commission by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act of 1933, and (ii) the Option Shares must be held indefinitely by you unless a subsequent disposition thereof is registered under the Securities Act of 1933 or is exempt from such registration. The stock certificates for any Option Shares issued to you will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RIGHTS OF THE HOLDER OF THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND LIMITED BY THE TERMS AND CONDITIONS OF A CERTAIN NON-QUALIFIED STOCK OPTION AGREEMENT DATED AS OF APRIL 1, 1998, BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF SUCH SHARES. A COPY OF SAID AGREEMENT, TO WHICH REFERENCE IS HEREBY MADE, IS ON FILE AND MAY BE EXAMINED AT THE OFFICES OF MAINBANCORP, INC.

(b) You further represent and warrant that you understand the Federal, state and local income tax consequences of the granting of the Option to you, the acquisition of rights to exercise the Option with respect to any Option Shares, the exercise of the Option and purchase of Option Shares, and the subsequent sale or other disposition of any Option Shares. Specifically, you acknowledge that the difference between the value of the Option Shares on the date that you exercise the Option, and the amount you pay for the Option Shares will be income to you and that the Company will deduct the same amount as a compensation expense. In addition, you understand that the Company may be required to withhold Federal, state or local taxes in respect of any compensation income realized by you upon exercise of the Option granted hereunder. To the extent that the Company is required to withhold any such taxes, you hereby agree that the Company may deduct from any payments of any kind otherwise due to you an amount equal to the total Federal, state and local taxes required to be so withheld, or if such payments are inadequate to satisfy such Federal, state and local taxes, or if no such payments are due or to become due to you, then you agree to provide the Company with cash funds equal to the total Federal, state and local taxes required to be so withheld, or make other arrangements satisfactory to the Company regarding such payment. You also agree to complete and sign any tax forms required in connection with your excise of the Option. It is understood that all matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Company in its sole discretion.

13. Adjustments. If the total outstanding shares of Common Stock of the Company shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in stock, then the Board of Directors shall appropriately adjust the number and/or kind of Option Shares (and price per share) subject to the unexercised portion of the Option (to the nearest possible full share) subject in all cases to the limitations of Section 424 of the Code.

14. In the event that the Company experiences a “Change of Control” (as such term is defined in the Company’s 1996 Employee Stock Option Plan, the “ ISO Plan”), then, unless the Company’s Board of Directors determine otherwise, this Option shall become immediately exercisable at the time of such Change of Control. In its sole discretion, the Company’s Board of Directors shall have the right to either (i) require the Option to be exercised at the time of the Change of Control, or (ii) to terminate the Option in exchange for cash or cash and other consideration equal to the difference between the aggregate exercise price and the consideration received by holders of Common Stock in the Change of Control transaction. Any non-cash consideration paid in a Change of Control transaction shall be valued by the Company’s Board of Directors in its reasonable discretion, which valuation shall be binding on you as optionee.

15. Continuation of Service as a Director. This Option shall not confer upon you any right to continue to be a director of the Bank, or limit in any respect the right of the Company or the Bank to remove you as a director or terminate your engagement or employment or other relationship with the Company or any subsidiary or parent thereof, as the case may be, at any time.

16. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “Company” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

Please acknowledge your acceptance of, agreement with and receipt of this Agreement by signing the enclosed copy of this Agreement in the space provided below and returning it promptly to the Company.

MAINBANCORP, INC.

By:

Its

ACCEPTED AND AGREED:

Director/Optionee

MAINBANCORP, INC.

STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

OPTION EXERCISE FORM

I,                                                      , a current or former director of MainBank, National Association, and being entitled to exercise an option to acquire common stock of MainBancorp, Inc. pursuant to my Non-Qualified Stock Option Agreement, do hereby exercise the right to purchase                  shares of Class A Common Stock, $.10 par value, of MainBancorp, Inc. pursuant to the Option granted to me dated April 1, 1998.

Date:

Signature

Send a completed copy of this Option Exercise Form to:

MainBancorp, Inc.

Attention: Chief Financial Officer